Registration No. 333-73083 Rule 424 (b)(2)
                                     Pricing Supplement No:260 Cusip:14912LG54
                                     Dated:  March 7, 2000

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Floating Rate)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:
$50,000,000             3 Month LIBOR + 15bps          $49,875,000


Original Issue Date:    Commission Fee:               Maturity Date:
03/17/00                  $125,000                     03/17/2003

Dealer:	     Index Maturity:                Spread +/-:
Merrill Lynch                Quarterly                       +15


Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than U.S.
      Certificated Note                                 Bank Trust, N.A.): N/A
     (only applicable if
      Specified Currency
      is other than U.S. dollars)                     Spread Multiplier: N/A

Interest Rate Basis or Bases: 3 Month LIBOR + 15bps

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters         X  Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar


Maximum Interest Rate:  N/A             Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 17th of March, June,
	 September, and December (or next good business day) modified following convention.
                        Initial payment due 06/19/00.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A


Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A


Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A


Interest Payment Dates: Coupons will pay/reset on the 17th of March, June,
	 September, and December (or next good business day) modified following convention.
                              Initial payment due 06/19/00.

Interest Determination Dates: Two London business days prior to the reset date.


Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                               as a percentage of
                               aggregate principal
                               amount): 100%


Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $2,791.30MM principal amount of the Notes had been sold at interest rates then in effect.

The Notes have the same terms (other than Issue Date) as, and form a single series with, the Notes Due March 17, 2003 that Caterpillar Financial Services issued in the principal amount of US$50,000,000 on February 18, 2000. The aggregate principal amount of the Notes Due March 17, 2003, including the Notes issued pursuant to this Pricing Supplement, will be US$100,000,000. Interest on the Notes offered pursuant to this Pricing Supplement will accrue from and including March 17, 2000.

	_________________________________

	Pricing Supplement to Prospectus Supplement dated March 25, 1999 and Prospectus dated March 3, 1999.